UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2019

CENTENE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Boulevard,
St. Louis,	Missouri	63105
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (314) 725-4477
(Former Name or Former Address, if Changed Since Last Report): N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 Par Value	CNC	New York Stock Exchange

Item 1.01 Entry into a Material Definitive Agreement
On September 11, 2019 (the “Effective Date”), Centene Corporation, a Delaware corporation (“Centene”), amended and restated its existing credit agreement (the existing credit agreement, the “Existing Credit Agreement” and, as amended and restated, the “A&R Credit Agreement”) by and among Centene, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties thereto. The Existing Credit Agreement was amended and restated to provide a new $1.45 billion U.S. dollar unsecured delayed-draw term loan facility (the “Term Loan Facility”) in addition to the existing $2.0 billion unsecured multi-currency revolving credit facility (the “Revolving Credit Facility”) already available to Centene under the Existing Credit Agreement; the Revolving Credit Facility shall remain in place under the A&R Credit Agreement. The commitments of the lenders to make loans under the Term Loan Facility will be available to Centene until the date that is 45 days after the Effective Date. Centene may make a single drawing under the Term Loan Facility, which drawing is subject to customary terms and conditions set forth in the A&R Credit Agreement. The proceeds of the Term Loan Facility will be used to fund the redemption of the Notes (as defined below) and pay fees and expenses in connection therewith with any remaining proceeds to be used for general corporate purposes.
At Centene’s option, borrowings under the Term Loan Facility will bear interest at LIBOR or base rates plus, in each case, an applicable margin. Applicable margins for LIBOR range from 90.0 to 200.0 basis points and applicable margins for base rate loans range from 0.0 to 100.0 basis points, in each case, determined based on Centene’s total debt-to-EBITDA ratio. Additionally, an upfront fee was payable on the Effective Date to each lender holding a commitment under the Term Loan Facility equal to 12.5 basis points on the Term Loan Facility commitments of such lenders. The Term Loan Facility will mature on September 11, 2022. Interest rates and the maturity in respect of the Revolving Facility will remain the same as under the Existing Credit Agreement.
The loans under the Term Loan Facility are subject to mandatory prepayment with (i) the net cash proceeds of certain debt incurred or issued by Centene and (ii) subject to customary reinvestment rights, the net cash proceeds of certain asset sales, insurance and condemnation events and other dispositions.
The A&R Credit Agreement contains financial covenants, including a minimum fixed charge coverage ratio and a maximum total debt-to-EBITDA ratio. The A&R Credit Agreement also contains customary covenants that restrict Centene and its subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all of its assets, the incurrence of debt and liens, change in the nature of its business, transactions with affiliates and the making of certain investments and restricted payments. The A&R Credit Agreement is subject to acceleration upon the occurrence of an event of default, which includes, among others things, cross-default with regard to indebtedness of Centene or its subsidiaries in excess of $300 million in the aggregate; cross-default with regard to Centene’s outstanding notes; the occurrence of a change of control (as defined in the A&R Credit Agreement); entry of judgment or order to pay of $300 million or more which is not stayed; the occurrence of certain bankruptcy events; failure to make payments under the A&R Credit Agreement when due; breach of representations and warranties or covenants under the A&R Credit Agreement; and invalidity of loan documents.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 8.01 Other Events
On September 11, 2019, Centene issued a notice for the redemption in full of all $1,400,000,000.00 aggregate principal amount outstanding of its 5.625% Senior Notes due 2021 (the “Notes”).

The Notes will be redeemed on October 11, 2019 (the “Redemption Date”), at a redemption price equal to 101.4063% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record of the Notes on the relevant record date to receive interest due on an interest payment date falling prior to the Redemption Date) (the “Redemption Price”). On the Redemption Date, the Redemption Price will become due and payable on the Notes and, unless Centene defaults in the payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date.

The notice of redemption specifying the terms, conditions and procedures for the redemption is available through The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 111 Sanders Creek Parkway, East Syracuse, N.Y. 13057, as transfer agent and paying agent for the Notes. The foregoing does not constitute a notice of redemption for the Notes.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date:	September 11, 2019	By:	/s/ Jeffrey A. Schwaneke
Jeffrey A. Schwaneke Executive Vice President & Chief Financial Officer